For Immediate Release	Contact: Ann Storberg, Investor Relations
(517) 324-6629

AMERICAN PHYSICIANS CAPITAL, INC. ISSUES UPDATE ON EXIT FROM
WORKERS’ COMPENSATION BUSINESS

East Lansing, Mich. (Jan. 22, 2004) — American Physicians Capital, Inc. (APCapital) (NASDAQ:ACAP) announced that it is continuing with its plan to exit the workers’ compensation business. The Company has determined that non-renewing its workers’ compensation policies is the most effective way to exit the business. As a result, APCapital has ceased discussions to sell its workers’ compensation policy renewals under the terms of a previously announced non-binding letter of intent. The Company is in the process of fulfilling its notification requirements to policyholders so that it may begin non-renewing workers’ compensation policies which expire beginning in February 2004, and it plans to cease writing any new workers’ compensation business after June 30, 2004.

APCapital remains in discussions with interested parties on a loss portfolio transfer for its existing workers’ compensation loss reserves, as previously announced. The reserves for workers’ compensation totaled $68.3 million, $62.4 million net of reinsurance as of Sept. 30, 2003.

For the nine months ended Sept. 30, 2003, workers’ compensation direct premiums written totaled $32.9 million, or 16.3% of APCapital’s total premiums written. APCapital wrote workers’ compensation in 12 states in 2003, with Minnesota and Michigan producing over 60% of the direct premiums written.

Corporate Description
American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at www.apcapital.com.

Forward-Looking Statements
Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, our potential inability to collect the full amount of reinsurance recoverable due to run-off or insolvency of a reinsurer, adverse regulatory changes in certain states of operation, our potential inability to execute our business strategy, an unanticipated increase in claims or other unforeseen costs due to our exit from certain markets and business lines, a further reduction in our A.M. Best Company rating, negative changes in financial market conditions, a further downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

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